UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HIGHLAND INCOME FUND

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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HIGHLAND INCOME FUND

2515 McKinney Avenue

Suite 1100

Dallas, Texas 75201

(800) 357-9167

SUPPLEMENT TO THE PROXY STATEMENT DATED JULY 9, 2021

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 20, 2021

On July 9, 2021, Highland Income Fund (the “Fund”) mailed to its shareholders a definitive proxy statement (the “Proxy Statement”) for the Fund’s special meeting of shareholders to be held on August 20, 2021 (the “Special Meeting”). This supplement (the “Supplement”), which describes certain changes to the disclosure contained in the Proxy Statement, should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. Terms used, but not otherwise defined herein, have the meanings assigned to them in the Proxy Statement.

Notice is hereby given to the owners of shares of common stock of the Fund, that:

In response to feedback received from shareholders during the solicitation process, the Adviser has considered the desirability of providing additional liquidity to the Fund’s shareholders during the conversion process. As a result of such consideration, the Adviser has recommended that the Board approve a tender offer pursuant to which the Fund will purchase for cash up to $50 million in aggregate value of Common Shares at a price equal to 95% of the net asset value per Common Share as of the close of business on the business day before the tender offer expires (the “Tender Offer”). The Tender Offer is contingent upon the Fund obtaining shareholder approval of the Proposals at the Special Meeting and upon obtaining the Board’s approval for the Tender Offer. If the Proposals are approved by shareholders at the Special Meeting, and the Board approves the Tender Offer, the Tender Offer is expected to commence as soon as practicable after the date of shareholder approval of the Proposals, but in any event not later than 60 days after such date.

The Tender Offer will be separate from, and in addition to, the Company Buyback Program and the Management Purchase Plan. Any purchases made pursuant to the Company Buyback Program and the Management Purchase plan will be conducted in compliance with applicable laws and regulations, which means such purchases are not permitted to commence until the expiration of at least ten business days after the date of termination of the Tender Offer.

This supplement is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Fund. Upon commencement of the Tender Offer, the Fund will file with the SEC a Schedule TO containing an offer to purchase, forms of letters of transmittal and related exhibits. These documents will contain important information about the Tender Offer and Shareholders are urged to read them carefully when they become available. Shareholders may obtain free copies of the Tender Offer Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Tender Offer Statement and other documents filed with the SEC may also be obtained after the commencement of the Tender Offer by directing a request to the Fund.

The Fund’s shareholders are not required to take any action at this time. The supplemental information provided above does not have any impact on the proposals on which the Fund’s shareholders will vote at the Special Meeting.

YOUR PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF

HIGHLAND INCOME FUND

THE SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

By order of the Board of Trustees

/s/ Stephanie Vitiello
Stephanie Vitiello
Secretary

August 13, 2021

Dallas, Texas